Exhibit 22

SUBSIDIARIES OF REGISTRANT

The following Florida corporation is a wholly-owned subsidiary of the registrant:

Alternative Fuels Americas, Inc.

The following Florida corporation is a majority-owned subsidiary of the registrant:

Marijuana Holdings Americas, Inc.

The following Oregon limited liability companies are indirect controlled subsidiaries of the registrant through Marijuana Holdings Americas, Inc.:

MJAI Oregon 2, LLC

MJAI Oregon 2, LLC

MJAI Oregon 2, LLC

MJAI Oregon 2, LLC